As filed with the Securities and Exchange Commission on July 18, 2012

Registration No. 333-151577

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CME GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4459170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Address of Principal Executive Offices, Zip Code)

NYMEX HOLDINGS, INC. 2006 OMNIBUS LONG-TERM INCENTIVE PLAN

(Full Title of Plan)

Kathleen M. Cronin, Esq.

Senior Managing Director, General Counsel and Corporate Secretary

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On May 24, 2012, CME Group Inc., a Delaware corporation (the “Company”) announced a five-for-one stock split (the “Stock Split”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”) in the form of a stock dividend of four additional shares of Class A Common Stock for each share of the Company’s Class A and Class B common stock with a record date of July 10, 2012 and a distribution date of July 20, 2012. Pursuant to Rule 416(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company hereby amends its Registration Statement on Form S-4 (No. 333-151577), which was declared effective on July 21, 2008 (the “Form S-4”) and was amended by the filing of Post-Effective Amendment No. 1 on Form S-8 on August 27, 2008 (“Post-Effective Amendment No. 1”), by filing this Post-Effective Amendment No. 2 on Form S-8 (this “Registration Statement”) to reflect that, as a result of the Stock Split, the number of shares of Class A Common Stock registered for issuance under the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”) will increase from 523,865 to 2,619,325. Such Registration Statement is further amended to reflect that, in accordance with Rule 416(a) of the Securities Act, the number of shares registered hereby shall automatically be increased to include such additional shares that may be issued from time to time pursuant to such Plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding Class A Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including portions of the definitive Proxy Statement for the 2012 Annual Meeting of Shareholders incorporated therein by reference.

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

(c) The Company’s Current Reports on Form 8-K filed with the Commission on July, 6, 2012, June 19, 2012, May 29, 2012, May 25, 2012, May 2, 2012, April 24, 2012 and March 15, 2012.

(d) The description of the Company’s Class A common stock contained in the prospectus included in the Company’s Registration Statement on Form S-1 (File No. 333-90106), as amended, which description is incorporated by reference in the Company’s Registration Statement on Form 8-A filed with the Commission on November 29, 2002 (File No. 001-31553), including any amendments or reports filed for purposes of updating such description.

In addition, all documents filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement in a subsequently filed document that is incorporated or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Kathleen M. Cronin, Esq., will issue an opinion regarding the validity of the Registrant’s Class A Shares offered hereby. Ms. Cronin is the Registrant’s Senior Managing Director, General Counsel and Corporate Secretary. Ms. Cronin currently owns Class A Shares.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

As permitted by the Delaware law, Article ELEVEN of the our certificate of incorporation and Article VIII of our bylaws provide that (1) we are permitted to indemnify our directors, officers and other employees and agents to the fullest extent permitted by Delaware law; (2) we are permitted to advance expenses, as incurred, to our directors, officers and other employees and agents in connection with defending a legal proceeding if we have received in advance an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights conferred in the bylaws are not exclusive. As permitted by the Delaware General Corporation Law, Article TEN of our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our shareholders; (b) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law (regarding payments of dividends; stock purchases or redemptions which are unlawful); or (d) for any transaction from which the director derived an improper personal benefit. This provision in the current certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to CME Group for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and the full text of our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws have been filed as exhibits to this registration statement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of CME Group Inc. (incorporated by reference to Exhibit 3.1 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on May 29, 2012, File No. 001-31553).

4.2	Eighth Amended and Restated Bylaws of CME Group Inc. (incorporated by reference to Exhibit 3.2 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on May 29, 2012, File No. 001-31553).

5.1	Opinion of Kathleen M. Cronin, Senior Managing Director, General Counsel and Corporate Secretary.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Kathleen M. Cronin (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Amended and Restated NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan, amended and restated as of December 31, 2008 (incorporated by reference to Exhibit 10.7 to CME Group Inc.’s Form 10-K, filed with the SEC on March 2, 2009, File No. 001-31553).

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 18, 2012.

CME Group Inc.

By	/S/ KATHLEEN M. CRONIN
Kathleen M. Cronin Senior Managing Director, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terrence A. Duffy, Phupinder S. Gill, James E. Parisi and Kathleen M. Cronin, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on July 18, 2012.

Signature	Title

/S/ TERRENCE A. DUFFY Terrence A. Duffy	Executive Chairman of the Board & President and Director

/S/ PHUPINDER S. GILL Phupinder S. Gill	Chief Executive Officer and Director

/S/ JAMES E. PARISI James E. Parisi	Senior Managing Director and Chief Financial Officer

/S/ JAMES V. PIEPER James V. Pieper	Managing Director and Chief Accounting Officer

/S/ LEO MELAMED Leo Melamed	Chairman Emeritus and Director

/S/ JEFFREY M. BERNACCHI Jeffrey M. Bernacchi	Director

/S/ TIMOTHY S. BITSBERGER Timothy S. Bitsberger	Director

/S/ CHARLES P. CAREY Charles P. Carey	Director

/S/ MARK E. CERMAK Mark E. Cermak	Director

/S/ DENNIS H. CHOOKASZIAN Dennis H. Chookaszian	Director

/S/ JAMES A. DONALDSON James A. Donaldson	Director

/S/ MARTIN J. GEPSMAN Martin J. Gepsman	Director

/S/ LARRY G. GERDES Larry G. Gerdes	Director

/S/ DANIEL R. GLICKMAN Daniel R. Glickman	Director

/S/ J. DENNIS HASTERT J. Dennis Hastert	Director

/S/ BRUCE F. JOHNSON Bruce F. Johnson	Director

/S/ GARY M. KATLER Gary M. Katler	Director

/S/ WILLIAM P. MILLER II William P. Miller II	Director

/S/ JOSEPH NICIFORO Joseph Niciforo	Director

/S/ C.C. ODOM II C.C. Odom II	Director

/S/ RONALD A. PANKAU Ronald A. Pankau	Director

/S/ ALEX J. POLLOCK Alex J. Pollock	Director

/S/ JOHN F. SANDNER John F. Sandner	Director

/S/ TERRY L. SAVAGE Terry L. Savage	Director

/S/ WILLIAM R. SHEPARD William R. Shepard	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of CME Group Inc. (incorporated by reference to Exhibit 3.1 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on May 29, 2012, File No. 001-31553).

4.2	Eighth Amended and Restated Bylaws of CME Group Inc. (incorporated by reference to Exhibit 3.2 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on May 29, 2012, File No. 001-31553).

5.1	Opinion of Kathleen M. Cronin, Senior Managing Director, General Counsel and Corporate Secretary.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Kathleen M. Cronin (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Amended and Restated NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan, amended and restated as of December 31, 2008 (incorporated by reference to Exhibit 10.7 to CME Group Inc.’s Form 10-K, filed with the SEC on March 2, 2009, File No. 001-31553).